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                                                                 Exhibit 23

                Letterhead of Kenny S&P Evaluation Services
                   (a division of J.J. Kenny Co., Inc.)
                             November 25, 1996

Prudential Securities Incorporated
1 New York Plaza
New York, NY  10292

                  Re:   National Municipal Trust
                        Post-Effective Amendment No. 10
                        First Put Series
                        (14 Day Repurchase - Collateral
                        Backed

Gentlemen:

            We have examined the post-effective Amendment to the Registration Statement File No. 2-88602 for the above-captioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., is currently acting as the evaluator for the trust. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc., as evaluator.

            In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings currently indicated in our KENNYBASE database as of the date of the evaluation report.

            You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.

                              Sincerely,

                              Frank A. Ciccotto
                              Frank A. Ciccotto
                              Vice President